Exhibit 21.1

ScanSource, Inc.
Schedule of Subsidiaries

Name of Subsidiary	State/Country of Incorporation
4100 Quest, LLC	South Carolina
ScanSource Properties, LLC	South Carolina
Logue Court Properties, LLC	South Carolina
8650 Commerce Drive, LLC	Mississippi
ScanSource Canada, Inc.	Canada
Canpango, Inc.	South Carolina
Intelisys, Inc.	South Carolina
ScanSource Payments, Inc.	South Carolina
POS Portal, Inc.	California
Outsourcing Unlimited, Inc.	Georgia
RPM Software, LLC	South Carolina
intY USA, Inc.	Florida
ScanSource Latin America, Inc.	Florida
ScanSource de Mexico S. de R.L. de C.V.	Mexico
Canpango, S.A.	South Africa
intY Holdings Ltd.	United Kingdom
intY Cascade, Ltd.	Ireland
IntY Ltd.	United Kingdom
ScanSource France SARL	France
ScanSource Europe Ltd.	United Kingdom
ScanSource G.B. and N.I. Ltd.	United Kingdom
ScanSource Ltd.	United Kingdom
ScanSource Europe SRL	Belgium(1)
ScanSource Germany GmbH	Germany
ScanSource Communications Ltd.	United Kingdom
ScanSource Europe CV	Rotterdam,NL
ScanSource Europe BV	Amsterdam,NL
ScanSource Communications GmbH	Germany
ScanSource UK Ltd.	United Kingdom
ScanSource Video Communications Europe Ltd.	United Kingdom
Video Corporation Ltd.	United Kingdom
ScanSource Video Communications SARL	France
ScanSource Brasil Distribuidora de Tecnologias Ltda.	Brazil
Network 1 International Colombia S.A.S	Colombia
Importadora y Comercializadora Network 1 International (Chile) SPA	Chile
Network 1 International Peru SAC	Peru
Intersmart S. de R.L. de C.V.	Mexico
Intersmart Technologies LLC	Florida

(1) ScanSource Europe SPRL has branch offices that operate under the names ScanSource Italia, ScanSource Netherlands, ScanSource Poland and ScanSource Spain.